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                                                                   Exhibit 23.2

                              Consent of KPMG LLP

The Board of Directors
Alberto-Culver Company:

We consent to the use of our reports dated October 23, 2001, included herein and incorporated by reference, with respect to the consolidated financial statements of Alberto-Culver Company and subsidiaries as of September 30, 2001 and 2000 and for each of the years in the three-year period ended September 30, 2001, and the financial statement schedule for the three-year period ended September 30, 2001, and to the reference to our firm under the heading "Experts" in the prospectus.

/S/ KPMG LLP

Chicago, Illinois

June 13, 2002